UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT for the fiscal year ended December 31, 2016

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

Feel the World, Inc.
d.b.a. Xero Shoes
(Exact name of issuer as specified in its charter)

Commission File Number: 24R-00082

Delaware	27-4419848
State of other jurisdiction of	(I.R.S. Employer
incorporation or organization	Identification No.)

100 Technology Drive, Suite 315, Broomfield, Colorado 80021
(Full mailing address of principal executive offices)

(303) 447-3100
(Issuer’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:
750,000 Units consisting of:
Up to 500,000 Shares of Class A Voting Common Stock
and
Up to 250,000 Shares of Class B Non-Voting Common Stock

Financial Statements and Independent Auditor’s Report

December 31, 2016 and 2015

To the Board of Directors of
Feel The World, Inc.
Broomfield, CO

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Feel The World, Inc., which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC	3

1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Feel The World, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ Artesian CPA, LLC

Denver, Colorado
May 15, 2017

Artesian CPA, LLC	4

1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

FEEL THE WORLD, INC.
BALANCE SHEETS
For the years ended December 31, 2016 and 2015

	2016	2015

ASSETS

Current Assets:

Cash and cash equivalents	$355,320	$337,421

Accounts receivable	9,705	0

Inventory assets	483,831	61,166

Inventory in transit	601,546	399,982

Collateral deposit	75,344	75,193

Prepaid expenses	11,574	6,655

Total Current Assets	1,537,320	880,417

Non-Current Assets:

Property and equipment, net	131,937	87,851

Deferred tax asset	166,396	165,906

Intangible assets	8,933	8,933

Deferred Offering costs	40,222	-

Deposits	3,500	3,500

Total Non-Current Assets	350,988	266,190

TOTAL ASSETS	$1,888,308	$1,146,607

See Independent Auditor’s Report and accompanying notes, which are an integral part of	5
these financial statements.

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Liabilities:

Current Liabilities:

Accounts payable	$72,386	$25,162

Accrued expenses	28,498	12,333

Customer deposits	101,473	82,223

Related party advances	51,369	75,581

Deferred lease payable, current portion	6,425	2,011

Term loan (SBA), current portion	46,191	42,515

Total Current Liabilities	306,342	239,825

Long-Term Liabilities:

Deferred lease payable, net of current portion	-	4,414

Deferred tax liability	31,955	21,135

Line of credit	1,161,641	600,000

Term loan (SBA), net of current portion	366,484	409,535

Total Long-Term Liabilities	1,560,080	1,035,084

Total Liabilities	$1,866,422	$1,274,909

Stockholders’ Equity (Deficiency):
Preferred stock, $0.0001 par, 10,000,000 shares authorized, 0 shares issued and outstanding as of each December 31, 2016 and 2015.	-	-
Class A common stock, $0.0001 par, 20,000,000 shares authorized, 6,000,000 shares issued and outstanding as of each December 31, 2016 and 2015.	600	600
Class B common stock, $0.0001 par, 10,000,000 shares authorized, 0 shares issued and outstanding as of each December 31, 2016 and 2015.	-	-
Additional paid-in capital	112,784	55,646
Accumulated deficit	(91,498)	(184,548)
Total Stockholders’ Equity (Deficiency)	21,886	(128,302)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$1,888,308	$1,146,607

See Independent Auditor’s Report and accompanying notes, which are an integral part of	6
these financial statements.

FEEL THE WORLD, INC.
STATEMENTS OF OPERATIONS
For the years ended December 31, 2016 and 2015

	2016	2015

Net revenues	$2,740,229	$1,427,521
Cost of goods sold	1,177,157	681,936
Gross Profit	1,563,072	745,585

Operating Expenses:
General & administrative	818,484	414,389
Sales & marketing	435,388	154,586
Research & development	76,767	40,506
Operations	15,228	33,929
Total Operating Expenses	1,345,867	643,410

Income from Operations	217,205	102,175

Other Income / (Expense):
Interest income	151	193
Interest expense	(113,973)	(70,533)
Total Other Income / (Expense)	(113,822	(70,340)

Income Before Income Tax	103,383	31,835

Income Tax (Expense) Benefit	(10,330)	144,771

Net Income	$93,050	$176,606

Weighted-average vested common shares outstanding
-Basic	6,000,000	6,000,000
-Diluted	6,144,375	6,000,000
Net gain per common share
-Basic and Diluted	$0.02	$0.03
- Diluted	$0.02	$0.03

See Independent Auditor’s Report and accompanying notes, which are an integral part of	7
these financial statements.

FEEL THE WORLD, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
For the years ended December 31, 2016 and 2015

	Preferred Stock		Class A Common Stock		Class B Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity/ (Deficiency)
Balance at January 1, 2015	-	-	6,000,000	$600	-	-	$55,646	($361,154)	($304,908)

Net Income	-	-	-	-	-	-	-	$176,606	$176,606

Balance at December 31, 2015	-	-	6,000,000	$600	-	-	$55,646	($184,548)	($128,302)

Net Income	-	-	-	-	-	-	-	$93,050	$93,050

Stock Compensation	-	-	-	-	-	-	$57,138	-	$57,138

Balance at December 31, 2016	-	-	6,000,000	$600	-	-	$112,784	($91,498)	$21,886

See Independent Auditor’s Report and accompanying notes, which are an integral part of	8
these financial statements.

FEEL THE WORLD, INC.
STATEMENTS OF CASH FLOW
For the years ended December 31, 2016 and 2015

	2016	2015
Cash Flows From Operating Activities
Net Income	$93,050	$176,606

Adjustments to reconcile net income to net cash used in Operating Activities
Depreciation and amortization	55,134	34,658
Expenses recorded for stock option compensation	57,136	-
Income tax benefit/(expense)	10,330	(144,771)
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(9,725)
(Increase)/Decrease in inventory	(624,227)	(344,446)
(Increase)/Decrease in collateral deposit	(151)	(193)
(Increase)/Decrease in prepaid expense	(4,920)	418
(Increase)/Decrease in deposits	-	1,700
Increase/(Decrease) in accounts payable	45,629	16,793
Increase/(Decrease) in accrued expenses	16,164	627
Increase/(Decrease) in customer deposits	19,250	64,728
Income/(Decrease) for offering expenses	(40,222)	-
Increase/(Decrease) in sales tax liability	1,617	163
Net Cash Used in Operating Activities	(380,935)	(193,717)

Cash Flows From Investing Activities
Cash paid for property and equipment	(99,221)	(69,893)
Net Cash Used in Investing Activities	(99,221)	(69,893)

Cash Flows From Financing Activities
Advances/(repayments) from related parties, net	(24,212)	(15,675)
Proceeds from deferred lease payable	-	6,425
Net proceeds from line of credit	561,641	300,000
Net principle payments on term loans	(39,374)	(37,558)
Net Cash Provided by Financing Activities	498,055	253,192

Net Change in Cash	17,899	(10,418)

Cash at Beginning of Period	337,421	347,839
Cash at End of Period	$355,320	$337,421

Supplemental disclosure of cash flow information—cash paid during the period for:

Interest	$110,455	$68,197
Income taxes	-	-

See Independent Auditor’s Report and accompanying notes, which are an integral part of	9
these financial statements.

FEEL THE WORLD, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years then ended December 31, 2016 and 2015

NOTE 1: NATURE OF OPERATIONS

Feel The World, Inc. (the “Company”), is a corporation organized December 17, 2010 under the laws of Delaware. The Company sells footwear to retailers and direct to consumers.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2016 and 2015, the Company’s cash balances exceeded FDIC insured limits by $105,320 and $87,421, respectively.

Accounts Receivable

The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts considered at risk or uncollectible. The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts. The Company has no accounts receivable allowances as of December 31, 2016 and 2015.

Inventory Assets

Inventory is stated at the lower of cost or market and accounted for using the weighted average cost method. The inventory balances as of December 31, 2016 and 2015 consist of products purchased for resale and any materials the Company purchased to modify the products. The Company has outsourced the warehousing and fulfillment of its inventory to a third party. We regularly evaluate inventory for possible impairment and estimate inventory market value based on several subjective assumptions including estimated future demand and market conditions, as well as other observable factors such as current sell-through of the Company's products, recent changes in product demand, global and regional economic conditions, historical experience selling through liquidation and price discounted channels, and the amount of inventory on hand. If the estimated inventory market value is less than its carrying value, the carrying value is adjusted to market value and the resulting impairment charge is recorded in 'Cost of sales' in the statements of operations.

See Independent Auditor’s Report.	10

FEEL THE WORLD, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years then ended December 31, 2016 and 2015

Inventory in Transit

Inventory in transit are goods manufactured for sale that have not yet been received at our warehouses, but have already been shipped from the manufacturers. It is stated at the lower of cost or market and accounted for using the weighted average cost method.

Property and Equipment

Property and equipment are recorded at cost. Depreciation/amortization is recorded for property and equipment using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. The balances at December 31, 2016 and 2015 consist of footwear manufacturing assets and equipment assets with 3-7 year lives. Capital assets as of December 31, 2016 and 2015 are as follows:

	2016	2015
Footwear molds	$265,592	$170,687
Footwear lasts	4,340	2,700
Furniture and equipment	3,596	3,596
Leasehold improvements	2,676
	276,204	176,983
Accumulated depreciation	(144,265)	(89,132)
Property and equipment, net	$131,937	$87,851
Depreciation Expense	$55,134	$34,658

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

See Independent Auditor’s Report.	11

FEEL THE WORLD, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years then ended December 31, 2016 and 2015

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Customer Deposits

International wholesales customers and some large distributors pay a portion of their order at the time the order is placed. In accordance with revenue recognition policies (see below), these amounts are recorded as deferred revenue until all revenue conditions have been met.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. The Company typically collects revenue upon sale and recognizes the revenue when the item has shipped. Sales tax is collected on sales in Colorado and these taxes are recorded as a liability until remittance. Liabilities are recorded for store credit issued to customers.

The Company has determined that, per ASC rules regarding revenue recognition, we are a principal in these transactions based on the following:

  (ASC 605-45-45-4) Primary Obligor: The Company takes responsibility for fulfillment, including acceptability of the products or services ordered by the customer.
  (ASC 605-45-45-5) General inventory risk: The Company takes title to the product before product is ordered by a customer and will take title back if it is returned by a customer.
  (ASC 605-45-45-8) Latitude in establishing price: The Company has latitude to establish pricing to customers.

Merchant Account Fees

The Company includes credit card merchant account fees as cost of goods sold in the statement of operations. As of December 31, 2016 and 2015 the Company had merchant account fees of $45,972 and $33,991, respectively.

Shipping and Handling Costs and Fees

Shipping and handling costs are expensed as incurred and are included in 'Cost of sales' in the statements of operations. Shipping and handling fees billed to customers are included in revenues.

See Independent Auditor’s Report.	12

FEEL THE WORLD, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years then ended December 31, 2016 and 2015

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Earnings per Share

Net earnings per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share will reflect the actual weighted average of common shares issued and outstanding during the period. The Company issued 315,000 options for Class A Voting Shares on May 15, 2016 to a key employee. These options are dilutive and have been included in the December 31, 2016 fully diluted earnings per share calculation.

NOTE 3: STOCKHOLDERS’ EQUITY (DEFICIENCY)

Capital Stock

On November 9, 2016, the Company amended and restated its articles of incorporation (the “Amended Articles”) to authorize additional share classes and stock and to convert all outstanding common stock to Class A Voting Common Stock. The Amended Articles authorized a total of 20,000,000 shares of Class A Voting Common Stock ($0.0001 par); 10,000,000 shares of Class B Non-Voting Common Stock ($0.0001 par); and 10,000,000 shares of Preferred Stock ($0.0001 par). As of each December 31, 2016 and 2015, 6,000,000 shares of Class A Voting Common Stock were issued and outstanding, and 0 shares of Class B Non-Voting Common Stock, and 0 shares of Preferred Stock were issued and outstanding. The Company has reserved 1,133,181 shares of Class A Voting Common Stock ($0.0001 par) for issuance under the 2016 Employee Stock Incentive Plan.

The Class A Voting Common Stock and the Class B Non-Voting Common Stock are identical in all respects except that each holder of the Class A Voting Common Stock shall be entitled to cast one vote for each outstanding share of such stock held of record upon any matter (including, without limitation, the election of one or more directors) properly considered and acted upon by the holders of Class A Voting Common Stock. Cumulative voting shall not be permitted for the election of directors or otherwise by the holders of the Class A Voting Common Stock. No holder of shares of Class A Voting Common Stock or Class B Non-Voting Common Stock shall be entitled to preemptive or subscription rights. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock of the Company are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock of the Company.

See Independent Auditor’s Report.	13

FEEL THE WORLD, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years then ended December 31, 2016 and 2015

Subject to the preferential rights of any shares of issued Preferred Stock, the holders of shares of both the Class A and the Class B Common Stock shall be entitled to receive, when and if declared by the Company’s Board of Directors, out of the assets of the Company that are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

In the event of any dissolution, liquidation or winding up of the affairs of the Company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of the Class A and the Class B Common Stock shall be entitled, unless otherwise provided by law or the Company’s certificate of incorporation, to receive all of the remaining assets of the Company of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

NOTE 4: SHORT & LONG-TERM BUSINESS LOANS & LINES OF CREDIT

The Company’s outstanding borrowings consisted of the following as of December 31, 2016 and 2015:

Borrowings:	2016	2015
Mettle Ventures (a)	$250,000	$600,000
Genlink (b)	886,975	-
NewTek (c)	412,675	452,050
US Bank Line of Credit (d)	24,665	-

Total borrowings:	$1,574,315	$1,052,050

-------------------------------------------------------------------------------------------------------------------

(a) The Company has a long-standing borrowing relationship with Mettle Ventures, LLC (Mettle). On November 2, 2015, the Company amended the loan agreement with Mettle to increase the loan amount to $600,000, bearing interest of 14%, with a balloon maturity date of April 30, 2017. This loan required monthly payments of interest, and included a provision that the monthly interest payment is the greater amount of actual interest or $4,667. On November 18, 2016, the Company signed as amendment to the promissory note and loan agreement with Mettle, extending the maturity date from April of 2017 to April of 2019. This amendment also removed the minimum outstanding balance provision for this line of credit, and the Company paid down an additional $150,000 on this loan in December 2016. Interest expense of $67,819 and $34,358 were recorded for the years ended December 31, 2016 and 2015, respectively. The unpaid principal balance was $250,000 and $600,000 as of December 31, 2016 and 2015, respectively. Mettle has shared owners and advisors with Genlink Capital. Subsequent to December 31, 2016, the Company drew down on the Mettle Ventures line of credit to a total balance of $600,000.

(b) The Company closed a new loan agreement with Genlink Capital for use in purchasing inventory on November 18, 2016. The loan is a $900,000 non-revolving line of credit, with a 14% fixed interest rate, interest payments due monthly, and principal due on the April 2019 maturity date. At December 31, 2016, the unpaid principal balance was $900,000 where the carrying balance of $886,975 the balance sheet has been reduced by unamortized loan fees. Interest expense of $9,360 was recorded for the year ended December 31, 2016. Genlink Capital has shared owners and advisors with Mettle.

See Independent Auditor’s Report.	14

FEEL THE WORLD, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years then ended December 31, 2016 and 2015

(c) On September 5, 2014, the Company entered into a 10-year term loan agreement with Newtek Small Business Finance in the amount of $519,000 bearing interest of prime rate plus 2.75% (6.50% as of December 31, 2016 and 6.25% as of December 31, 2015), with a required monthly principal and interest payment of $5,797. This loan required a $75,000 collateral deposit from the Company and has a maturity date of July 31, 2024. Interest expense on this note was $28,261 and $29,669 for the years ended December 31, 2016 and 2015, respectively. The unpaid principal balance was $430,976 and $472,686 as of December 31, 2016 and 2015, respectively, where the carrying balance on the balance sheet is reduced by unamortized loan fees of $17,910 and $20,246 for the years ended December 31, 2016 and 2015, respectively. The interest rate is scheduled to increase to 6.75% effective May 1, 2017 in accordance with the terms of the loan.

(d) On March 19, 2014, the Company entered an agreement with US Bank for a $30,000 line of credit at the Wall Street Journal Prime Rate + 4%. At December 31, 2016, the rate was 7.5% . There were no balances drawn down as of December 31, 2015. Payments are due monthly in an amount equal to 2.5% of the outstanding principal balance plus any other owed costs or fees, or $100, whichever is greater. Interest expense on this note was $1,568 and $0 for the years ended December 31, 2016 and 2015, respectively. The unpaid principal balance was $24,665 and $0 as of December 31, 2016 and 2015, respectively. This is a demand line of credit, cancelable at any time.

Future minimum principal payments (net of loan fee amortization) under the Company’s outstanding loans are as follows as of December 31, 2016

2017	$68,514
2018	46,866
2019	1,200,129
2020	53,620
2021	57,353
Thereafter	179,159
Total	$1,605,642

NOTE 5: INCOME TAXES

Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which result in taxable or deductible amounts in the future.

See Independent Auditor’s Report.	15

FEEL THE WORLD, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years then ended December 31, 2016 and 2015

Deferred tax assets and liabilities as of December 31, 2016 and 2015 are as follows:

	2016	2015
Deferred Tax Assets
Net operating loss carryforwards	$112,953	$130,477
Cash to accrual differences	-	6,821
Charitable contribution carryforward	6,664	7,518
R&D credit carryforward	13,154	6,886
Intangibles	12,453	14,204
Employee stock option	21,172	-
Deferred Tax Liabilities	-	-
Property and Equipment	(31,955)	(21,135)
Deferred Tax Asset	134,441	144,771
Valuation allowance	-	-
Deference Tax Assets, Net	$134,441	$144,771

For the year ended December 31, 2014, the Company recorded a deferred income tax benefit, but, because it has incurred taxable losses for several years, the full amount was offset by a valuation allowance. However, for the year ended December 31, 2015, the Company reversed the valuation allowance to its deferred income tax benefit due to an evaluation of future projections, indicating that the Company will more-likely-than-not realize the tax benefit, and therefore, the valuation allowance was released.

As of December 31, 2016 and 2015, the Company has a charitable contribution carryover of $17,985 and $20,287, respectively, as well as research and development credits of $6,268 and $6,886. The Company’s net operating loss carryforward as of December 31, 2016 and 2015 was $304,818 and $352,111, respectively, from tax years 2011-2014, which will begin to expire in varying amounts in 2031.

	2016	2015
Deferred Tax Assets
Net operating loss carryforwards	$112,953	$130,477
Cash to accrual differences	-	6,821
Charitable contribution carryforward	6,664	7,518
R&D credit carryforward	13,154	6,886
Intangibles	12,453	14,204
Employee stock option	21,172	-
Deferred Tax Liabilities	-	-
Property and Equipment	(31,955)	(21,135)
Deferred Tax Asset	134,441	144,771
Valuation allowance	-	-
Deference Tax Assets, Net	$134,441	$144,771

See Independent Auditor’s Report.	16

FEEL THE WORLD, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years then ended December 31, 2016 and 2015

The following table reconciles the statutory federal income tax rate to actual rates based on income or loss before income taxes as of December 31, 2016 and 2015, respectively:

	2016	2015

Federal Income tax rate	34%	34%
State Income tax rate, net of federal benefit	3%	3%
Research and Development credits	-6%	-22%
Other	-21%	2%
Change in Valuation Allowance	0%	-472%
Effective Income Tax Rate	10%	-455%

The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 6: LEASE OBLIGATIONS

On December 31, 2016 (effective January 1, 2017), the Company amended their existing lease agreement to obtain more space. The lease term will continue through December 31, 2019. An incentive of $50,000 was provided at the inception of the lease to be applied against lease obligations. Under accounting guidelines, this credit will be amortized over the term of the lease for financial reporting purposes. Future minimum cash payments due under this lease agreement are as follows:

	Base Rent	Estimated Operating Cost	Total Lease Obligations

2017	$87,545	$44,593	$132,138
2018	91,203	48,386	139,488
2019	94,861	51,944	146,804
Total	$273,608	$144,823	$418,431

Total rent expense for the years ended December 31, 2016 and 2015 was $80,998 and $45,599, respectively.

NOTE 7: RELATED PARTIES

The stockholder of the Company’s outstanding stock and officer of the Company advances funds to the Company and receives repayments on such advances throughout the year in the form of allowing Company use of personal credit cards. The balances due under this arrangement as of December 31, 2016 and 2015 were $51,369 and $75,581, respectively.

J4J Branding, LLC, a Company owned by Vice President of Sales, Emilio Torres, is an independent retailer of Xero Shoes®. J4J Branding purchases product from the Company at standard wholesale prices and sells them at events and through shopping mall & other kiosks.

See Independent Auditor’s Report.	17

FEEL THE WORLD, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years then ended December 31, 2016 and 2015

NOTE 8: EMPLOYEE STOCK INCENTIVE PLAN

In May 2016, Company implemented a 2016 Employee Stock Incentive Plan (the “Plan”) for employees and reserved 1,133,181 shares of Class A Voting Common Stock for issuance under the Plan. In May, 2016, the Company granted 315,000 fully vested stock options at a strike price of $0.83 per share to its Chief Product Officer. We use the Black-Scholes option-pricing model to estimate the grant date fair value of stock options, which requires the use of assumptions, including the expected term of the option, expected volatility of our stock price, and the risk-free interest rate, among others. These assumptions reflect our best estimates, however; they involve inherent uncertainties including market conditions and employee behavior that are generally outside of our control. Generally, once stock option values are determined, accounting practices do not permit them to be changed, even if the estimates used are different from actual results. We expense all stock-based compensation awarded to employees based on the grant date fair value of the awards over the requisite service period, adjusted for forfeitures. Stock option compensation expense of $57,138 was recognized for the year ended December 31, 2016. There was no unrecognized compensation expense. As of December 31, 2016, there remains 818,181 shares available for issuance under the Plan.

The Company used the following assumptions for the Black Scholes option pricing model to determine the value of the options granted:

2016
Stock options granted
Weighted-average risk-free interest rate	1.92%
Volatility	41.5%
Expected term (in years)	5
Weighted-average grant date fair value per share	$0.165

NOTE 9: CONTINGENCIES

The Company may be subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 10: RECENT ACCOUNTING PRONOUNCEMENTS

In July 2014, the FASB issued the ASU No. 2015-11 on “Inventory (Topic 330): Simplifying the Measurement of Inventory”, which proposed that inventory should be measured at the lower of cost and the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. These amendments are based on existing guidance that requires measuring inventory at the lower of cost or market to consider the replacement cost of inventory less an approximately normal profit margin along with net value in determining the market value. It is effective for reporting periods beginning after December 15, 2016. Management is assessing the impact of this pronouncement on our financial statements.

See Independent Auditor’s Report.	18

FEEL THE WORLD, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years then ended December 31, 2016 and 2015

In November 2015, the Financial Accounting Standard Board (FASB) issued ASU 2015-17: Financial Instruments—Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which provides guidance to simplify the financial statement presentation of deferred income taxes. The new guidance requires an entity to present deferred tax assets and liabilities as non-current in a classified balance sheet. Prior to the issuance of this guidance, deferred tax liabilities and assets were required to be separately classified into a current amount and a non-current amount in the balance sheet. The new guidance represents a change in accounting principle and is effective for annual reporting periods beginning after December 15, 2016, with early adoption permitted. The Company elected to early adopt this guidance as of December 31, 2014 and applied it prospectively.

In February 2016, the FASB issued a new accounting pronouncement regarding the financial reporting of leasing transactions. This new standard requires a lessee to record assets and liabilities on the balance sheet for the rights and obligations arising from leases with terms of more than 12 months. The Company is required to adopt the new standard on January 1, 2019 using a modified retrospective approach. Management is currently evaluating the potential impact that the adoption of this standard will have on the Company’s financial position, results of operations and related disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 11: SUBSEQUENT EVENTS

Subsequent Regulation A

On March 7, 2017, the Company was qualified by the Securities and Exchange Commission (“SEC”) to sell its shares directly to the public in a Regulation A offering. It launched an equity crowd funding campaign to raise up to $3,000,000 by selling up to 500,000 shares of Class A Common Stock and 250,000 Class B Common Stock at $4.00 per share (the “Offering”). The offering is currently open and will terminate on the earlier of: (1) the date on which the maximum number of shares has been sold, (2) the date that is one year after the date of qualification of the offering, or (3) the date on which the Offering is terminated by the Company in its sole discretion.

Subsequent Borrowing

On February 7, 2017, the Company borrowed an additional $350,000 line of credit from Mettle Ventures under the terms of the line of credit agreement.

Subsequent Vendor Change

On May 15th, 2017, Feel the World, Inc. (the “Company”) entered into a Fulfillment Services Agreement (the “Fulfillment Agreement”), with 5 Logistics, LLC (“5 Logistics”) whereby 5 Logistics will provide fulfillment, packaging, warehousing, domestic and international shipping services for and on behalf of the Company. The Company’s previous fulfillment provider, 3PF Services, LLC, is ceasing its operations, which resulted in the need to for the Company to identify and engage a new fulfillment partner.

See Independent Auditor’s Report.	19

FEEL THE WORLD, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years then ended December 31, 2016 and 2015

Management’s Evaluation

Management has evaluated subsequent events through May 15, 2017, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which would require adjustment or disclosure in these financial statements.

See Independent Auditor’s Report.	20